UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Tonges, Timothy E.
   3431 Burch Avenue
   Cincinnati, OH USA 45208
2. Date of Event Requiring Statement (Month/Day/Year)
   4/27/99
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Pomeroy Computer Resources, Inc. PMRY
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Executive VP Sales & Operations
6. If Amendment, Date of Original (Month/Day/Year)
   2/8/00
7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common stock, par value $0.01              |1000                  |D               |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                              |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
Stock Options (Right to |1/6/97   |1/6/00   |Common stock, par value|3750     |22.79     |D            |                           |
Buy)                    |         |         |$0.01                  |         |          |             |                           |
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Stock Options (Right to |1/6/98   |1/6/00   |Common stock, par value|6000     |17.50     |D            |                           |
Buy)                    |         |         |$0.01                  |         |          |             |                           |
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Stock Options (Right to |4/16/99  |4/16/01  |Common stock, par value|25000    |12.25     |D            |                           |
Buy)                    |         |         |$0.01                  |         |          |             |                           |
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

Timothy E. Tonges
SIGNATURE OF REPORTING PERSON
/Signature/

DATE
2/10/00